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EXHIBIT 99.1

CONTACTS:

MEDIA RELATIONS
John C. Millen
VP Communications                  NEWS RELEASE              [NATIONWIDE LOGO]
(614) 249-6348

INVESTOR RELATIONS
Kevin O'Brien
VP Investor Relations
(614) 677-5331


SEPTEMBER 17, 2002                                        FOR IMMEDIATE RELEASE



                 NATIONWIDE ANNOUNCES CFO TO RETIRE IN JANUARY,
                    NAMES NEW EVP FOR FINANCE AND INVESTMENTS

COLUMBUS, OH--Nationwide Mutual Insurance Company today announced the retirement of Robert A. Oakley, Executive Vice President and Chief Financial Officer, effective January 31, 2003. Oakley will simultaneously retire from the same position at the company's publicly traded subsidiary, Nationwide Financial Services, Inc. (NYSE: NFS).

Concurrently, Nationwide announced that Robert A. Rosholt had been elected Executive Vice President for Finance and Investments. Rosholt comes to Nationwide from Chicago-based Aon, where he serves as Executive Vice President and Chief of Operations of the Aon's risk services unit.

"During his nearly 27-year career with Nationwide, Bob Oakley has provided outstanding, highly ethical financial leadership for our organization," said Nationwide chief executive officer W.G. Jurgensen. "In addition to building a very disciplined and highly respected finance office, Bob was instrumental in shaping Nationwide into the strong, diversified financial services company that it is today. We wish Bob an enjoyable retirement."

Since becoming Chief Financial Officer in 1993, Oakley led Nationwide into the capital markets, beginning with the issuance of surplus and contingent notes in the mid-1990s, followed by the successful IPO of Nationwide Financial Services. He also provided steady and thoughtful guidance through a period of extensive merger and acquisition activity for Nationwide.

Nationwide, one of the country's largest insurance and financial services organizations, offers a broad range of personal and commercial insurance, retirement-savings and asset-management products. Nationwide is ranked No. 136 on the Fortune 500 and includes the country's seventh-largest property/casualty insurance group and the seventh-largest life insurance company based on assets. Its Web site is www.nationwide.com.

                                      * * *

Insurance - Financial Services - On Your Side             One Nationwide Plaza
                                                       Columbus, OH 43215-2220
                                                            www.nationwide.com